UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 3)*

                              THE TIMKEN COMPANY
                          --------------------------
                               (Name of Issuer)

                        Common Stock Without Par Value
                          --------------------------
                        (Title of Class of Securities)

                                   887389104
                          --------------------------
                                (CUSIP Number)

                              Patricia Nachtigal
                    Senior Vice President, General Counsel
                            Ingersoll-Rand Company
                            200 Chestnut Ridge Road
                       Woodcliff Lake, New Jersey 07677
                                (201) 573-3473

            ------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized
                    to Receive Notices and Communications)

                               October 20, 2003
            ------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13(d)-1(f) or 240.13d-1(g), check the following box |_|.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              (Page 1 of 7 Pages)

                                               --------------------------------
                                                   Page 2 of 7 Pages
                                               --------------------------------
CUSIP No. 887389104

--------- ---------------------------------------------------------------------
   1.     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Ingersoll-Rand Company
                   13-5156640
--------- ---------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)     |_|
                                                                   (b)     |_|

--------- ---------------------------------------------------------------------
   3.     SEC USE ONLY:

--------- ---------------------------------------------------------------------
   4.     SOURCE OF FUNDS:
          OO

--------- ---------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                          |_|

--------- ---------------------------------------------------------------------
   6.     CITIZENSHIP OR PLACE OF ORGANIZATION:
                New Jersey

--------- ---------------------------------------------------------------------
  NUMBER OF SHARES      7.    SOLE VOTING POWER
 BENEFICIALLY OWNED                 0
  BY EACH REPORTING
     PERSON WITH
                       ------ -------------------------------------------------
                        8.    SHARED VOTING POWER
                                    0

                       ------ -------------------------------------------------
                        9.    SOLE DISPOSITIVE POWER
                                    0
                       ------ -------------------------------------------------
                        10.   SHARED DISPOSITIVE POWER
                                    0
---------------------- ------ -------------------------------------------------
  11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
               0

--------- ---------------------------------------------------------------------
  12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES:
                                                                          |_|

--------- ---------------------------------------------------------------------
  13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
               0%

--------- ---------------------------------------------------------------------
  14.     TYPE OF REPORTING PERSON:
               CO
--------- ---------------------------------------------------------------------

                                               --------------------------------
                                                   Page 3 of 7 Pages
                                               --------------------------------
CUSIP No. 887389104


--------- ---------------------------------------------------------------------
   1.     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Ingersoll-Rand (Barbados) Holding Incorporated c/o David King & Co. First Floor
                   Trident House
                   Lower Broad Street
                   Bridgetown, Barbados
--------- ---------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)     |_|
                                                                  (b)     |_|

--------- ---------------------------------------------------------------------
   3.     SEC USE ONLY:

--------- ---------------------------------------------------------------------
   4.     SOURCE OF FUNDS:
               OO
--------- ---------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                           |_|
--------- ---------------------------------------------------------------------
   6.     CITIZENSHIP OR PLACE OF ORGANIZATION:
               Barbados
--------- ---------------------------------------------------------------------
  NUMBER OF SHARES      7.    SOLE VOTING POWER
 BENEFICIALLY OWNED                    0
  BY EACH REPORTING
     PERSON WITH
                       ------ -------------------------------------------------
                        8.    SHARED VOTING POWER
                                       0
                       ------ -------------------------------------------------
                        9.    SOLE DISPOSITIVE POWER
                                       0
                       ------ -------------------------------------------------
                        10.   SHARED DISPOSITIVE POWER
                                       0

---------------------- ------ -------------------------------------------------
  11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

                0

--------- ---------------------------------------------------------------------
  12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES:
                                                                         |_|

--------- ---------------------------------------------------------------------
  13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

                0%

--------- ---------------------------------------------------------------------
  14.     TYPE OF REPORTING PERSON:

                CO
-------------------------------------------------------------------------------

                                               --------------------------------
                                                   Page 4 of 7 Pages
                                               --------------------------------
CUSIP No. 887389104

--------- ---------------------------------------------------------------------
   1.     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Ingersoll-Rand Global Holding Company Limited
                   Clarendon House
                   2 Church Street
                   Hamilton HM 11
                   Bermuda

--------- ---------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)     |_|
                                                           (b)     |_|

--------- ---------------------------------------------------------------------
   3.     SEC USE ONLY:

--------- ---------------------------------------------------------------------
   4.     SOURCE OF FUNDS:
               OO

--------- ---------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                   |_|
--------- ---------------------------------------------------------------------
   6.     CITIZENSHIP OR PLACE OF ORGANIZATION:
               Bermuda

---------------------- ------ -------------------------------------------------

  NUMBER OF SHARES      7.    SOLE VOTING POWER
 BENEFICIALLY OWNED                    0
  BY EACH REPORTING
     PERSON WITH
                       ------ -------------------------------------------------
                        8.    SHARED VOTING POWER
                                       0

                       ------ -------------------------------------------------
                        9.    SOLE DISPOSITIVE POWER
                                       0

                       ------ -------------------------------------------------
                        10.   SHARED DISPOSITIVE POWER
                                       0

--------- ---------------------------------------------------------------------
  11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
               0

--------- ---------------------------------------------------------------------
  12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES:
                                                                    |_|

--------  ---------------------------------------------------------------------
  13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                0%

--------- ---------------------------------------------------------------------
  14.     TYPE OF REPORTING PERSON:
               CO
--------- ---------------------------------------------------------------------

                                               --------------------------------
                                                   Page 5 of 7 Pages
                                               --------------------------------
CUSIP No. 887389104

--------- ---------------------------------------------------------------------
   1.     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Ingersoll-Rand Company Limited
                   Clarendon House
                   2 Church Street
                   Hamilton HM 11
                   Bermuda
--------- ---------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)     |_|
                                                                  (b)     |_|
--------- ---------------------------------------------------------------------
   3.     SEC USE ONLY:

--------- ---------------------------------------------------------------------
   4.     SOURCE OF FUNDS:
               OO

--------- ---------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                          |_|

--------- ---------------------------------------------------------------------
   6.     CITIZENSHIP OR PLACE OF ORGANIZATION:
               Bermuda

---------------------- ------ -------------------------------------------------
  NUMBER OF SHARES      7.    SOLE VOTING POWER
 BENEFICIALLY OWNED                   0
  BY EACH REPORTING
     PERSON WITH
                       ------ -------------------------------------------------
                        8.    SHARED VOTING POWER
                                      0
                       ------ -------------------------------------------------
                        9.    SOLE DISPOSITIVE POWER
                                      0
                       ------ -------------------------------------------------
                        10.   SHARED DISPOSITIVE POWER
                                      0
--------- ---------------------------------------------------------------------
  11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                 0
--------- ---------------------------------------------------------------------
  12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES:                                                         |_|

--------- ---------------------------------------------------------------------
  13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                  0%
--------- ---------------------------------------------------------------------
  14.     TYPE OF REPORTING PERSON:
                  CO
--------- ---------------------------------------------------------------------

                                               --------------------------------
                                                   Page 6 of 7 Pages
                                               --------------------------------
CUSIP No. 887389104

Preamble

         This statement amends and supplements the Statement on
Schedule 13D originally filed on February 28, 2003, as amended and supplemented by Amendment No. 1 to Schedule 13D filed on August 22, 2003 and Amendment No. 2 to Schedule 13D filed on October 17, 2003 (the "Statement") by Ingersoll-Rand Company, a New Jersey corporation ("IR"), Ingersoll-Rand (Barbados) Holding Incorporated ("IRBHI"), a Barbados corporation, in its capacity as the parent company of IR, Ingersoll-Rand Global Holding Company Limited ("IRGHC"), a Bermuda corporation, in its capacity as the parent company of IRBHI and Ingersoll-Rand Company Limited ("IR Bermuda"), a Bermuda corporation, in its capacity as the parent company of IRGHC (together with IR, IRBHI and IRGHC, the "Reporting Persons"), with respect to the common stock without par value (the "Timken Common Stock") of The Timken Company, an Ohio corporation ("Timken"). Unless otherwise defined herein, terms defined in the Statement and used herein shall have the meanings given to them in the Statement.

Item 4.  Purpose of Transaction.
         ----------------------

         Item 4 is hereby amended and supplemented by adding the following at the end thereof:

         Also see Item 6 below, the contents of which are incorporated herein by reference.

Item 6.  Contracts, Arrangements, Understandings or Relationships with Respect
         ---------------------------------------------------------------------
         to Securities of Timken.
         ------------------------

         Item 6 is hereby amended and supplemented by adding the following at the end thereof:

         On October 20, 2003, pursuant to a Purchase Agreement (the
"Purchase Agreement") dated as of October 15, 2003 among IR, Timken and Morgan Stanley & Co. Incorporated (the "Underwriter"), IR sold and the Underwriter purchased all of IR's 9,395,973 shares of Timken Common Stock (the "IR Shares") at a purchase price per share equal to $15.71. The transaction also included the issue and sale by Timken and the purchase by the Underwriter of 3,500,000 shares of Timken Common Stock (the "Timken Shares") at the same purchase price.

         In connection with its purchase of the IR Shares and the Timken Shares, the Underwriter made a public offering of the IR Shares and the Timken Shares at an initial public offering price of $15.85.

         IR filed a copy of the Purchase Agreement as Exhibit 99.1 to Amendment No. 2 to Schedule 13D dated October 17, 2003 ("Amendment No. 2"). References to, and descriptions of, the Purchase Agreement as set forth above in this Item 6 are not intended to be complete and are qualified in their entirety by reference to the full text of such agreement, a copy of which has previously been filed as Exhibit 99.1 to Amendment No. 2 and is incorporated herein by reference.

                                               --------------------------------
                                                   Page 7 of 7 Pages
                                               --------------------------------
CUSIP No. 887389104
                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                 INGERSOLL-RAND COMPANY

                                 By /s/Timothy R. McLevish
                                    ----------------------
                                       Timothy R. McLevish
                                       Senior Vice President &
                                       Chief Financial Officer

                                 INGERSOLL-RAND (BARBADOS) HOLDING INCORPORATED

                                 By /s/Ronald G. Heller
                                    ----------------------
                                       Ronald G. Heller
                                       Secretary

                                 INGERSOLL-RAND GLOBAL HOLDING COMPANY LIMITED

                                 By /s/Ronald G. Heller
                                    ----------------------
                                       Ronald G. Heller
                                       Vice President &
                                       Assistant Secretary

                                 INGERSOLL-RAND COMPANY LIMITED

                                 By /s/Timothy R. McLevish
                                    ----------------------
                                       Timothy R. McLevish
                                       Senior Vice President &
                                       Chief Financial Officer

Dated: October 21, 2003